CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Circular on Form 1-A of our independent auditor’s report dated May 20, 2024, with respect to the audited balance sheet of Beat the Bank LLC as of December 31, 2023, and the related statements of operations, changes in member’s deficit, and cash flows for the period from December 1, 2023 to December 31, 2023, and the related notes to the financial statements.

Very truly yours,

Assurance Dimensions

/s/ Assurance Dimensions

Tampa, Florida

August 21, 2024